UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 27, 2021

WW INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	001-16769	11-6040273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 Avenue of the Americas, 6th Floor New York, New York	10010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 589-2700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	WW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Executive Officer and Director

On October 1, 2021, WW International, Inc. (the “Company”) announced that Mindy Grossman notified the board of directors of the Company (the “Board”) of her resignation as a director of the Company and as President and Chief Executive Officer of the Company, effective on the earlier of (i) the commencement of employment of any successor Chief Executive Officer (or interim replacement) and (ii) April 15, 2022 (such earlier date, the “Termination Date”).

Ms. Grossman’s Separation Agreement

On September 28, 2021, Ms. Grossman entered into a separation agreement with the Company (the “Separation Agreement”) in connection with her resignation pursuant to which she has agreed to assist in the transition of her positions, duties and offices as requested by the Board, and the Company has agreed to provide Ms. Grossman with certain separation payments and benefits in keeping with Section 7(e)-(f) of the Employment Agreement entered into between Ms. Grossman and the Company on or about April 21, 2017. The material payments and benefits to Ms. Grossman under the Separation Agreement include the following: (i) continued receipt of her base salary and employee benefits at current levels through the Termination Date; (ii) an aggregate cash amount of $2,472,000 (representing two times her current base salary) to be paid in substantially equal installments in the form of payroll continuation payments over the two-year period following the Termination Date; (iii) payment of her full 2021 annual bonus based on actual performance for the full year; (iv) a pro-rata bonus payment in respect of 2022 based on actual performance for 2022 (provided that in the event the Company makes an early bonus payment in respect of the first quarter of 2022, such accelerated quarterly bonus payment will not be pro-rated); (v) subject to Ms. Grossman’s election to receive COBRA health benefit continuation, cash amounts equal to the incremental cost of COBRA health plan continuation over the normal premium costs paid by active employees, payable over the two-year period following the Termination Date (or until Ms. Grossman becomes eligible for alternative health benefits from a subsequent employer, if earlier); and (vi) vesting as scheduled in the ordinary course on or before April 15, 2022 of restricted stock unit awards (or any portion thereof) (provided such vesting shall be accelerated to the Termination Date if such date occurs prior to April 15, 2022), with all equity awards (or any portion thereof) not otherwise scheduled to vest in the ordinary course on or before April 15, 2022 forfeited as of the date of execution of the Separation Agreement. Ms. Grossman will have the right to exercise the vested options that were granted to her at the time of the commencement of her employment for the full 7-year term of such stock options, and all of her other stock options will remain exercisable for up to 30 days following her Termination Date, after which they will be canceled. Ms. Grossman’s right to receive the separation payments and benefits described above is contingent upon her execution, delivery and non-revocation of a release of claims in favor of the Company within 60 days following the Termination Date. Ms. Grossman is subject to non-competition, non-solicitation and confidentiality covenants. The confidentiality covenant has an indefinite term. The non-competition and non-solicitation covenants each have a term of twenty-four (24) months following the Termination Date.

The Separation Agreement is filed as Exhibit 10.1 hereto and is hereby incorporated by reference.

Item 7.01        Regulation FD Disclosure.

A copy of the above-referenced press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.        Financial Statements and Exhibits.

(d) Exhibits.

10.1	Separation Agreement, dated as of September 28, 2021, by and between WW International, Inc. and Mindy Grossman.

99.1	Press Release dated October 1, 2021.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WW INTERNATIONAL, INC.

DATED: October 1, 2021	By:	/s/ Michael F. Colosi
	Name:	Michael F. Colosi
	Title:	General Counsel and Secretary